Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated February 6, 2014, in the Registration Statement (Form S-3) and related Prospectus of Expedia, Inc. for the registration of up to 875,200 shares of its common stock.

/s/ Ernst & Young LLP

Seattle, Washington

February 28, 2014